[LOGO]                                                      Westell News Release




News Release: FOR IMMEDIATE RELEASE

For Additional Information, contact:

SENIOR VICE PRESIDENT & CFO:             TRADE/BUSINESS PRESS:
NICHOLAS C. HINDMAN, SR.                 KEN TRANTOWSKI
WESTELL TECHNOLOGIES INC.                KGT COMMUNICATIONS GROUP
630.375.4136                             630.469.8765
NHIND@WESTELL.COM                        KENNETHG_TRANTOWSKI@MSN.COM



          WESTELL TECHNOLOGIES REPORTS 2ND QUARTER FISCAL 2004 RESULTS


AURORA, IL, OCTOBER 21, 2003 - - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband access solutions, today announced the results for its fiscal 2004 second quarter ending September 30, 2003.

Net income for the quarter was $4.9 million or $0.07 per diluted share, compared with net income of $796,000, or $0.01 per diluted share for the comparable quarter last year. Improved margins, lack of restructuring expenses and reduced interest expense drove this gain. Total revenues for the quarter increased 4% to $58.4 million from $56.2 million in the second quarter of last year.

"Our DSL business continues to benefit from the telephone companies' commitment to growing their customer base," said Van Cullens, President and CEO. "Our sales growth this quarter was primarily driven by increased purchases of our Customer Networking Equipment supporting higher demand caused by ongoing promotion and marketing efforts by our customers. Both ConferencePlus and our Network Service Access equipment continued to perform well despite extremely competitive market conditions."

Gross margins expanded to 32.6% from 29.3% in the comparable quarter last year, but declined from 36.7% during the fiscal first quarter. This decrease was related in part to a one-time $1.2 million expense related to the payment of a customer contract obligation and continuing pricing pressures in our Customer Networking Equipment business.

Net cash provided by operating activities totaled $8.7 million for the quarter ended September 30, 2003 compared to $5.7 million in the previous quarter. During the quarter notes payable decreased to $13.4 million from $26.1 million. Cash generated from operations and cash received from the exercise of stock options were used to reduce the outstanding debt.

 "Despite the competitive nature of the telecom space and the inherent pricing pressure we experience as contract volumes have increased, our operating leverage has continued to drive gains in cash flow and net income," said Nicholas Hindman Senior Vice President, CFO, Treasurer and Secretary. "We have also significantly reduced debt year-over-year and expanded cash flow from operations, leaving us with increased flexibility to capitalize on next generation product opportunities."

OUTLOOK
-------

Mr. Cullens continued, "While the U.S. DSL modem business continues to represent our best short-term path for growth, we also are launching a number of other initiatives to improve our strategic positioning. For example, we are increasing our marketing activities in Western Europe, leveraging our base in the U.K. Collectively, we have R&D programs focused on DSL modem management and managed services, and we are collaborating with customers to establish positions around Next Generation Gateway Platforms, VoIP solutions, Cellular/WiFi convergence, and similar high-customer interest areas. We are determined to diversify our business in terms of products, customers and geography to build a solid foundation for continued growth."

Westell provided guidance for the third fiscal quarter, ending December 31, 2003. The Company expects revenue to be in the range of $58 - $59 million and EPS to be $0.07 per share.

CONFERENCE CALL INFORMATION

Westell will release its September 30, 2003 quarter results post market close on Tuesday, October 21st, and host its earnings call on Wednesday, October 22nd, at 9:30 AM Eastern Time for analysts, shareholders, investors and the public.

The live earnings call will be available to the public. Participants can join for the voice portion of the call by following the instructions below. Participants must separately register for the call.

To participate in the voice portion:

1. All participants must pre-register by dialing 1-888-690-6220, International 1-402-220-3780.

2. Leave your name and the company whom you represent.

3. To participate in the call on the 22nd, please dial ConferencePlus at 1-800-559-1203 no later than 9:15 AM, Eastern Time and ask for the "Westell Technologies Analyst Call". International participants may dial 630-691-2762.

The Company's earnings press release and any related earnings information to be discussed on the earnings call will be posted on the Investor Relations section of the Company's web site at http://www.westell.com. Digital Audio Replay of this call will be available one hour following the conclusion of the call by dialing 1-888-843-8996 or 630-652-3044 and entering 7835684#.

ABOUT WESTELL
-------------

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. manufactures broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell's Web site at www.westell.com.

ABOUT CONFERENCEPLUS
--------------------

ConferencePlus, a Westell Technologies, Inc. (NASDAQ: WSTL - News) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT 1995:
--------------------------------------------------------------------------------

Certain statements contained herein including, without limitation, statements containing the words "believe," "goal," " on track, " "anticipate," "committed" "expectation," "expect," "estimate", "await," "continue," "intend," "may," "will," "should," and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell's accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 under the section "Risk Factors". Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                           Financial Tables to Follow:



                           WESTELL TECHNOLOGIES, INC.
                                FINANCIAL RESULTS

                 (Dollars in thousands except per share amounts)

                             Three Months ended Sept. 30,      %
                                 2003           2002         Change
                             ------------   ------------    ---------

Revenues
 NSA                          $   15,037     $   16,158           -7%
 CNE                              31,884         30,077 (1)        6%
 Services                         11,455          9,936           15%
                             ------------   ------------
Total revenues                    58,376         56,171            4%
                             ------------   ------------

Gross profit
  Equipment                       14,353 (2)     13,518 (3)
  Services                         4,672          2,952
                             ------------   ------------
 Total gross profit               19,025         16,470           16%
                             ------------   ------------

Gross margin
  Equipment                         30.6%          29.2%
  Services                          40.8%          29.7%
                             ------------   ------------
 Total gross margin                 32.6%          29.3%
                             ------------   ------------

Operating expenses
 Sales & marketing                 4,783          4,615            4%
  Expense to revenue                 8.2%           8.2%

 General & administrative          4,335          4,126            5%
  Expense to revenue                 7.4%           7.3%

 Research & development            4,321          4,178            3%
  Expense to revenue                 7.4%           7.4%

 Restructuring                         -          1,742 (4)
  Expense to revenue                 0.0%           3.1%
 Intangibles amortization (5)        364            389
  Expense to revenue                 0.6%           0.7%
                             ------------   ------------
 Total operating expenses         13,803         15,050           -8%
                             ------------   ------------
  Expense to revenue                23.6%          26.8%

Operating income                   5,222          1,420          268%

Other income (expense)               (86)            61         -241%
Interest expense                     197            685          -71%
                             ------------   ------------
Income before taxes                4,939            796          520%
                             ------------   ------------
Income taxes (6)                       -              -
 Effective tax rate                  0.0%           0.0%

Net income                    $    4,939     $      796
                             ============   ============

Income per common share:
                  Basic             0.07           0.01
                             ------------   ------------
                  Diluted           0.07           0.01
                             ------------   ------------

Average number of common
 shares outstanding:
                  Basic           66,840         64,921
                  Diluted         70,879         64,967



                              Six Months ended Sept. 30,       %
                                 2003           2002         Change
                             ------------   ------------    ---------

Revenues
 NSA                          $   28,583     $   31,817          -10%
 CNE                              62,044     $   53,448           16%
 Services                         23,035     $   20,711           11%
                             ------------   ------------
Total revenues                   113,662        105,976            7%
                             ------------   ------------

Gross profit
  Equipment                       29,798 (2)     23,592  (3)
  Services                         9,497          6,889
                             ------------   ------------
 Total gross profit               39,295         30,481           29%
                             ------------   ------------

Gross margin
  Equipment                         32.9%          27.7%
  Services                          41.2%          33.3%
                             ------------   ------------
 Total gross margin                 34.6%          28.8%
                             ------------   ------------

Operating expenses
 Sales & marketing                10,209          8,948           14%
  Expense to revenue                 9.0%           8.4%

 General & administrative          9,469          8,777            8%
  Expense to revenue                 8.3%           8.3%

 Research & development            8,756          7,624           15%
  Expense to revenue                 7.7%           7.2%

 Restructuring                                    1,742  (4)
  Expense to revenue                 0.0%           1.6%
 Intangibles amortization (5)        728            778
  Expense to revenue                 0.6%           0.7%

                             ------------   ------------
 Total operating expenses         29,162         27,869            5%
                             ------------   ------------
  Expense to revenue                25.7%          26.3%

Operating income                  10,133          2,612          288%

Other income (expense)               (42)           111
Interest expense                     556          1,468          -62%
                             ------------   ------------
Income before taxes                9,535          1,255          660%
                             ------------   ------------

Income taxes (6)                       -              -
 Effective tax rate                  0.0%           0.0%

Net income                    $    9,535     $    1,255
                             ============   ============

Income per common share:
                  Basic             0.15           0.02
                             ------------   ------------
                  Diluted           0.14           0.02
                             ------------   ------------

Average number of common
 shares outstanding:
                  Basic           64,925         64,921
                  Diluted         69,103         64,969

Footnotes:

(1) The Company earned $1.7 million in the three months ended June 30, 2002 from a customer for product royalties.
(2) Includes $1.2 million to settle a customer contract obligation which arose in the quarter ended Sept 30, 2003.
(3) The Company reversed approximately $2 million of reserves primarily related to excess and obsolete modem inventory.
(4) Restructuring charge primarily for the Company's Conference Plus, Inc. subsidiary
(5) Teltrend product technology intangible amortization.
(6) Valuation allowances were utilized for taxable income.

                           WESTELL TECHNOLOGIES, INC.
                          FINANCIAL RESULTS (CONTINUED)
                             (Dollars in thousands)

                                          Sept. 30,       Mar. 31,
                                            2003            2003
                                       --------------- ---------------



Cash and Short term Investments                10,722          13,862
Receivables                                    23,594          23,836
Inventory                                      11,345          12,660
Goodwill and intangibles                       14,672          15,035
Total current assets                           49,512          53,657
Total current liabilities                      36,441          38,209
Total assets                                  105,677         111,388
Revolving Promissory note payable               6,000          14,956
Term notes payable to a bank                        -           5,000
Vendor notes payable                            7,417          12,389
Total liabilities                              47,089          59,604
Shareholders' Equity                           58,588          51,783

Days Sales Outstanding                             36              37